Exhibit 10.2

LEASE TERMINATION AGREEMENT

This LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into as of the Reference Date by and between Landlord and Tenant, with reference to the following:

1. General Terms.

(a)	Reference Date:	May 15, 2006

(b)	Landlord:	TRIZEC PARTNERS REAL ESTATE, L.P., a Delaware limited partnership, the successor of TrizecHahn Tower Three Galleria Management, L.P., a Delaware limited partnership

(c)	Tenant:	THE VIALINK COMPANY, a Delaware corporation

(d)	Building:	Three Galleria Tower, 13155 Noel Road, Dallas, Texas

(e)	Lease:	Three Galleria Tower Office Lease Agreement dated May 31, 2001, as amended by the First Amendment to Office Lease Agreement dated December 1, 2001, the Second Amendment to Office Lease Agreement dated February 10, 2004 and the Third Amendment to Office Lease dated November 2, 2004 (collectively, the “Lease”).

(f)	Premises:	Approximately 11,658 square feet of Net Rentable Area on the third floor of the Building

(g)	Termination Date:	May 31, 2006

2. Recitals.

(a) Pursuant to the Lease, Landlord leased to Tenant, and Tenant leased from Landlord, the Premises upon the terms set forth therein.

(b) Tenant desires to terminate the Lease and Landlord is willing to agree to a termination of the Lease subject to the terms and conditions set forth herein. Unless expressly provided otherwise herein, capitalized terms used in this Agreement shall have the same meanings given to such terms in the Lease.

3. Continuing Lease Obligations. Landlord’s consent to terminate the Lease shall not relieve Tenant of any monetary or non-monetary obligations arising under the Lease prior to the Termination Date. Except as may be modified below, from the date of this Agreement through the Termination Date, Tenant shall continue to make all payments due to Landlord under the Lease, and shall be liable for accrued monetary obligations which may be unbilled as of the Termination Date.

4. Rents and Other Charges Due Landlord. Tenant shall remain obligated to pay to Landlord all amounts payable pursuant to the terms of the Lease accruing through the Termination Date, including, but not limited to Basic Rent and Additional Rent and including any adjustment or other amounts billed after the Termination Date, such as, (1) Tenant’s Pro Rata Share of Electrical Expenses; (2) Tenant’s Pro Rata Share Percentage of Real Estate Taxes which exceed Tenant’s Real Estate Taxes Stop; (3) Tenant’s Pro Rata Share Percentage of Operating Expenses which exceed Tenant’s Operating Expense Stop; and (4) Tenant’s Pro Rata Share Percentage or any Additional Pass Through Costs.

5. Termination. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Lease is terminated as of the Termination Date, subject to the conditions set forth in this Agreement. Thereafter, Tenant shall have no further right to occupy and/or use the Premises. In addition, any and all rights Tenant has to any storage space in the Building shall also terminate on the Termination Date. After the Termination Date, neither Tenant nor Landlord shall have any further liability or obligation to the other with respect to the Lease, except as expressly set forth herein. Notwithstanding anything to the contrary, this Agreement shall not be effective unless Landlord and Prescient Applied Intelligence, Inc., an affiliate of Tenant, have entered into a new lease for approximately 3,523 rentable square feet of office space at that certain building commonly known as One Galleria Tower and whereby such lease is to commence on June 1, 2006 (the “Substitute Lease”).

6. Tenant’s Obligations. By 11:59 p.m. on the Termination Date, Tenant shall have (a) peaceably vacated and surrendered the Premises to Landlord broom-clean and in the condition the same were in upon Tenant’s initial occupancy thereof and otherwise in accordance with the applicable provisions of the Lease; (b) removed from the Premises all persons occupying and using same, returned to Landlord all suite keys, restroom keys and security cards issued to Tenant in connection with its use of the Premises; and (c) removed from the Premises all personal property owned by Tenant, except for those items otherwise conveyed to Landlord pursuant to the Lease or any other written agreement between the parties. After the Termination Date, Landlord may prohibit access by Tenant to any portion of the Premises by changing the locks to such portion of the Premises or any other means permitted by the Lease, at law or in equity.

7. Mutual Release.

(a) Tenant, on behalf of itself and its partners, officers, directors, agents, employees, successors in interest and assigns, hereby releases and discharges Landlord, its affiliates, subsidiaries and designated property management, construction and marketing firms, and their respective partners, members, officers, directors, agents, employees, contractors, successors in interest and assigns, from and against any and all claims, demands, causes of action, liabilities and obligations, known and unknown, foreseen and unforeseen, direct and indirect, in any way arising out of or relating to the Lease and/or Tenant’s use and occupancy of the Premises pursuant to the Lease; it being the express intention of the parties that the foregoing shall be deemed to be a full and general release.

(b) Landlord, on behalf of itself and its affiliated companies, partners, officers, directors, agents, employees, successors in interest and assigns, hereby releases and discharges

Tenant and Tenant’s partners, officers, directors, agents, employees, successors in interest and assigns from and against any and all claims, demands, causes of action, liabilities and obligations, known and unknown, foreseen and unforeseen, direct and indirect, in any way arising out of or relating to the Lease and/or Tenant’s use and occupancy of the Premises pursuant to the Lease; it being the express intention of the parties that the foregoing shall be deemed to be a full and general release; provided, however, the release and discharge set forth in this Paragraph 7(b) shall not apply to the following: (i) Tenant’s obligations under the Lease which pertain to the vacation or condition of the Premises, holdover, indemnification and any other provisions thereof which expressly survive the termination of the Lease; and (ii) the provisions of this Agreement.

8. Removal of Property.

(a)Notwithstanding anything in the Lease to the contrary, all permanent or built-in fixtures or improvements, and all mechanical, electrical and plumbing equipment in the Premises shall be and remain the property of Landlord as of the Termination Date. Otherwise, all furnishings, equipment, furniture and other removable personal property placed in the Premises by Tenant shall remain the property of Tenant and shall be removed by Tenant on or before the Termination Date (unless otherwise agreed by Landlord and Tenant in writing). Tenant shall promptly reimburse Landlord for the estimated cost to repair any damage caused by such removal.

(b) If any of Tenant’s personal property is not removed on or before the Termination Date, Tenant grants to Landlord the option, exercisable at any time thereafter without the requirement of any notice to Tenant, (i) to treat such property, or any portion thereof, as being abandoned by Tenant to Landlord, whereupon Landlord shall be deemed to have full rights of ownership thereof; (ii) to elect to remove and store such property, or any portion thereof, on Tenant’s behalf (but without assuming any liability to any person) and at Tenant’s sole cost and expense, with reimbursement therefor to be made to Landlord upon demand; and/or (iii) to sell, give away, donate or dispose of as trash or refuse any or all of such property without any responsibility to deliver to Tenant any proceeds therefrom. Landlord shall have no liability of any kind whatsoever to Tenant in respect of the exercise or failure to exercise the options set forth in this Paragraph. Specifically, Tenant shall not have the right to assert against Landlord a claim either for the value, or the use, of any such property, either as an offset against any amount of money owing to Landlord or otherwise. The provisions of this Paragraph shall supersede the applicable provisions of the Texas Property Code, specifically including without limitation Section 93.002(d) and (e) thereof, as amended from time to time, and any other law purporting to restrict the options granted to Landlord herein.

9. Security Deposit. Landlord and Tenant acknowledge that a Security Deposit in the amount of $40,717.50 has been deposited with Landlord. After the Termination Date Landlord shall apply, as credit on Tenant’s account, all or any part of this Security Deposit for payment of any of the following: (i) rental payments or other charges in arrears due under invoices sent to Tenant after the Termination Date and (ii) expenses incurred by Landlord as direct or indirect result of Tenant’s failure to surrender the Premises, or as a result of Tenant’s default under the Lease, and this Agreement. Should any balance exist after the fulfillment of Tenant’s obligations under the Lease and this Agreement, said balance shall applied toward the security deposit required pursuant to the Substitute Lease and Tenant hereby releases any and all claim thereto for such purpose and Landlord shall be entitled to hold such amount as security as provided in the Substitute Lease for the full and faithful performance of the Substitute Lease by the tenant thereunder.

10. Attorneys’ Fees. In the event of any action to enforce this Agreement, the prevailing party shall be entitled to receive from the other party all costs and expenses, including all attorneys’ fees and costs of court, incurred in connection with such action.

11. Successors and Assigns; Time. This Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective predecessors, successors and assigns. Time is of the essence with respect to all provisions of this Agreement.

12. Counterparts. This Agreement is executed in multiple originals and any counterpart of which is to be considered an original.

13. Condition to Effectiveness of Agreement. If all Tenant’s obligations set forth in Paragraph 6 and elsewhere in this Agreement are not fully satisfied as and when required under this Agreement (time being of the essence with respect to the performance thereof), then this Agreement shall, at Landlord’s option, be null and void, in which event the Lease shall remain in effect and unaffected by this Agreement.

EXECUTED by Landlord and Tenant as of the Reference Date.

LANDLORD:

TRIZEC PARTNERS REAL ESTATE, L.P., a Delaware limited partnership

By:	THOPI TRS, Inc., a Delaware corporation, as general partner

	By:	/s/ Paul H. Layne
Paul H. Layne, Vice President

	By:	/s/ Steven M. Lukingbeal
Steven M. Lukingbeal, Assistant Secretary

TENANT:

THE VIALINK COMPANY, a Delaware corporation

By:	/s/ Thomas W. Aiken
Name:	Thomas W. Aiken
Title:	SVP & CFO